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                                                                    EXHIBIT 11.1


                      C.P. CLARE CORPORATION AND SUBSIDIARIES
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                      COMPUTATION OF NET INCOME PER SHARE (1)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                    (UNAUDITED)
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                                                                  THREE MONTHS ENDED
                                                               --------------------------

                                                               JUNE 30, 1996 JULY 2, 1995
                                                               ------------- ------------

Net Income                                                      $    2,791    $    1,110
                                                                ==========    ==========

Weighted Average Common Shares and Common Share Equivalents:
     Weighted Average Common Shares Outstanding During
         the Period                                              8,832,344     3,360,752
     Weighted Average Common Share Equivalents                     828,921     2,852,075
                                                                ----------    ----------

                                                                 9,661,265     6,212,827
                                                                ==========    ==========


Net Income per Common and Common Share
         Equivalent                                             $     0.29    $     0.18
                                                                ==========    ==========

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(1)   Fully diluted net income per share has not been separately presented, as the amounts would not be materially different.

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